Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into on January 1st 2022 (the “Effective Date”) by and between Cyngn Inc., a Delaware corporation (the “Company”) and Lior Tal (“Executive”) (collectively, the “Parties” and, each, a “Party”).

WHEREAS, the Executive currently serves as the Chief Executive Officer of the Company pursuant to the terms of an Offer Letter dated April 17, 2016, the terms of which are superseded and replaced in their entirety by this Agreement; and

Whereas, the Company desires to enter into this Agreement to formalize the terms and conditions of the Executive’s employment with the Company, as set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Position and Duties.

1.1 Position. As of the Effective Date, the Executive shall serve as the Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”). In such position, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the Board, which duties, authority, and responsibilities are consistent with the Executive’s position. The Executive agrees to serve as a member of the Board or as an officer or director of any affiliate of the Company for no additional compensation.

1.2 Duties. The Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

1.3 Prior Obligations. Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement, non-solicitation agreement, confidentiality agreement or similar agreement with any other person or entity that would adversely affect Executive’s performance of his duties hereunder, and (iii) Executive will not use any confidential information or trade secrets of any third party in connection with the performance of his duties hereunder.

2. Place of Performance. The principal place of Executive’s employment shall be remote; provided, however, that, from time to time, Executive may be required to travel to the Company’s principal executive office currently located in Menlo Park, California, or to other locations on Company business.

3. Compensation.

3.1 Base Salary. The Company shall pay the Executive an annual base salary of $500,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

3.2 Annual Bonus. The Executive shall be eligible to earn an annual performance bonus in the target amount of 60% of his Base Salary (the “Annual Bonus”). The Compensation Committee of the Board (the “Compensation Committee”) will determine the terms of the Annual Bonus, including the performance objectives to be achieved. Any earned Annual Bonus will be paid within the period necessary for compliance with Treasury Regulation Section 1.409A-1(b)(4). Except as otherwise provided in Section 5, the Executive must be employed by the Company on the last day of the applicable performance year in order to be eligible to earn any part of the Annual Bonus.

3.3 Equity Awards. The Executive shall be eligible to participate in the Company’s 2013 Equity Incentive Plan, the 2021 Incentive Plan (the “2021 Plan”) or any successor plan, subject to the terms of such plan, as determined by the Compensation Committee, in its sole discretion.

3.4 Employee Benefits. The Executive shall be eligible to participate in all employee benefit, fringe benefit and perquisite plans, practices, and programs maintained by the Company for similarly situated executives, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, subject to the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

3.5 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

3.6 Indemnification. The Company has entered into the standard form of officer and director indemnification agreement with the Executive. The Company will use commercially reasonable efforts to maintain third party directors and officers indemnification insurance for the Executive on the same terms and conditions as apply to the members of the Board and similarly situated executive officers.

3.7 Clawback Provisions. Any amounts payable to the Executive by the Company are subject to any clawback policy (whether in existence as of the Effective Date or later adopted) established by the Company to the extent such policies are required under all applicable laws.

4. Employment At Will. Executive’s employment with the Company will be “at-will” employment and may be terminated by either the Company or Executive at any time with or without cause or with or without notice.

5. Severance Rights.

5.1 Termination without Cause or Resignation for Good Reason Not During Protection Period. If the Company terminates Executive’s employment without Cause or if Executive resigns for Good Reason (and other than as a result of Executive’s death or Disability (as defined in the 2021 Plan)) other than during the Protection Period (as defined below), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), and provided Executive signs, and allows to become effective not later than 60 days following the termination date, the Company’s standard form of release of claims (the “Release”), complies with his continuing obligations to the Company, and resigns from all positions Executive then holds with the Company and its affiliates, the Company will pay Executive the following severance (the “Severance”).

(a) The Company will make continuing payments of Executive’s Base Salary as in effect on the date of Executive’s termination (ignoring any reduction that forms the basis for Good Reason) for the first twelve (12) months following the termination date, payable in accordance with the Company’s standard payroll procedures, but no amount will be paid until the 60th day following termination, at which time the Company will make a lump sum payment equal to the amounts that would otherwise have been paid through that date, with the balance paid thereafter on the normal payroll cycle.

(b) The Company will make a lump sum payment equal to the pro-rated amount of the Executive’s target Annual Bonus for the year of termination (ignoring any reduction in Base Salary that forms the basis for Good Reason), equal to the product of (x) the target Annual Bonus and (y) a fraction, the numerator of which is the number of days in the applicable performance period through the termination date and the denominator of which is the total number of days in the applicable performance period. The Company will pay this amount on the 60th day following the termination.

(c) The Company will reimburse to Executive for the payments Executive makes for medical, vision and dental coverage under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable state law (“COBRA”) for the first twelve (12) months after the termination date, or, if earlier, (y) the date Executive or his dependents cease to be eligible for COBRA or (z) the date Executive becomes eligible for group health insurance coverage from another employer. Notwithstanding the foregoing, if the Company’s making payments under this Section paragraph would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform paragraph in a manner as is necessary to comply with the ACA.

(d) The Company will accelerate the vesting of each of the Executive’s then-outstanding time-based equity awards as to 25% of the then-unvested shares subject to each such award, effective as of the termination date.

5.2 Termination without Cause or Resignation for Good Reason during Protection Period. If immediately prior to, on or within 12 months after a Change of Control (the “Protection Period”), the Company terminates Executive’s employment without Cause (and other than as a result of Executive’s death or Disability (as defined in the 2021 Plan)), or if Executive resigns for Good Reason during the Protection Period, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), and provided Executive signs, and allows the Release to become effective not later than 60 days following the termination date, complies with his continuing obligations to the Company, and resigns from all positions Executive then holds with the Company and its affiliates, the Company will pay Executive the following severance (the “CIC Severance”):

(a) The Company will make a lump sum payment equal to eighteen (18) months of Executive’s Base Salary as in effect on the date of Executive’s termination (ignoring any reduction that forms the basis for Good Reason), payable on the 60th day following the termination date.

(b) The Company will make a lump sum payment equal to 150% of Executive’s target Annual Bonus as in effect on the date of Executive’s termination (ignoring any reduction in Base Salary that forms the basis for Good Reason), payable on the 60th day following the termination date.

(c) The Company will reimburse to Executive for the payments Executive makes for medical, vision and dental coverage under COBRA for the first eighteen (18) months after the termination date, or, if earlier, (y) the date Executive or his dependents cease to be eligible for COBRA or (z) the date Executive becomes eligible for group health insurance coverage from another employer. The Company will reimburse to Executive for the payments Executive makes for medical, vision and dental coverage under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable state law (“COBRA”) for the first eighteen (18) months after the termination date, or, if earlier, (y) the date Executive or his dependents cease to be eligible for COBRA or (z) the date Executive becomes eligible for group health insurance coverage from another employer. Notwithstanding the foregoing, if the Company’s making payments under this Section paragraph would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform paragraph in a manner as is necessary to comply with the ACA.

(d) The Company will accelerate the vesting of each of the Executive’s then-outstanding time-based equity awards in full, effective as of the termination date.

5.3 Exclusive Remedy. In the event of a termination of Executive’s employment, the provisions of Section 5 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive otherwise may be entitled, whether at law, tort or contract or in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Any severance benefits provided hereunder are intended to offset any obligations to provide severance or advance notice of termination under applicable laws like the WARN Act.

5.4 Confidential Information; Cooperation. Executive’s receipt of any payments or benefits under Section 5 will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement and the provisions of this Agreement. In addition, Executive agrees that in consideration for the Company’s promises under this Agreement, that upon his termination, he will fully cooperate with the Company in effecting an orderly transition of his duties and in ensuring that the business of the Company is conducted in a professional, positive and competent manner through his separation. Executive agrees that following his termination, he will, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. Executive further agrees to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation will include making himself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to pay/reimburse Executive for any approved travel expenses incurred as a result of his cooperation with the Company.

5.5 No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment (except as expressly provided herein with respect to COBRA).

5.6 Post-Termination Option Exercise Period. If the Executive’s termination of employment (for any reason) occurs within the (2) year period immediately following the Effective Date, then provided Executive signs the Release, and allows it to become effective not later than 60 days following the termination date, complies with his continuing obligations to the Company, and resigns from all positions Executive then holds with the Company and its affiliates, the Company will extend the post-termination exercise period with respect to all stock options held by the Executive until the earliest of (i) the date that is five (5) years after the termination date, (ii) the date the Executive breaches his continuing obligations to the Company and (iii) the original expiration date of the stock options. If the Executive’s termination of employment (for any reason) occurs after the (2) year period immediately following the Effective Date, then provided Executive signs the Release, and allows it to become effective not later than 60 days following the termination date, complies with his continuing obligations to the Company, and resigns from all positions Executive then holds with the Company and its affiliates, the Company will extend the post-termination exercise period with respect to all stock options held by the Executive until the earliest of (i) the date that is three (3) years after the termination date, (ii) the date the Executive breaches his continuing obligations to the Company and (iii) the original expiration date of the stock options.

5.7 Definitions.

(a) Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s failure to perform his assigned duties and responsibilities as an employee (other than a failure resulting from Executive’s Disability) after receiving written notice thereof from the Company or the Board describing Executive’s failure to perform such duties or responsibilities and a 30 day opportunity to cure such failure (to the extent capable of cure); (ii) Executive engaging in any act of dishonesty, fraud or misrepresentation with respect to the Company that has or is reasonably likely to result in material harm to the Company or its stockholders; (iii) Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates that has or is reasonably likely to result in material harm to the Company or its stockholders; (iv) Executive’s breach of his representations in this Agreement, any provision of his confidentiality agreement or invention assignment agreement (including, but not limited to, the Confidential Information Agreement) between Executive and the Company (or any affiliate of the Company) or of his statutory duties to the Company and its stockholders; or (v) Executive being convicted of, or entering a plea of nolo contendere to, any felony.

(b) Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation from all positions he then holds with the Company and any affiliates within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) a material reduction in Executive’s Base Salary; (ii) a material reduction of Executive’s authority, duties, title or responsibilities, including by virtue of the Company being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise; or (iii) any material breach by the Company of any material provision of this Agreement. In order for an event to qualify as Good Reason, Executive must provide written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 30 days after the initial existence of the grounds for “Good Reason,” the Company fails to reasonably remedy such act or omission within 30 days thereafter, and Executive’s resignation from all positions is effective not later than 30 days after the expiration of such cure period.

6. Confidential Information and Inventions Assignment. The Executive has previously signed the Company’s standard form of confidential information and inventions assignment agreement (the “CIIAA”), the terms of which are incorporated by reference herein and remain in full force and effect. Nothing in this Agreement or the CIIAA prohibits Executive from reporting to any governmental authority or attorney information concerning suspected violations of law involving the disclosure of trade secrets, provided that Executive does so consistent with 18 U.S.C. Section 1833.

7. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of California, county of Santa Clara. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

8. Entire Agreement. Unless specifically provided herein, this Agreement, including the CIIAA, contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

9. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by both parties. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

10. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

11. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

12. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13. Section 409A.

13.1 The Parties intend that all payments and benefits in this Agreement are exempt from Section 409A of Internal Revenue Code (the “Code”), and any ambiguities or ambiguous terms herein will be interpreted to be exempt. To the extent not so exempt, the Parties intend that all payments and benefits will comply with Section 409A, and any ambiguities or ambiguous terms herein will be interpreted as such. Every payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The severance benefits described herein are intended to be exempt from Section 409A pursuant to Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).

13.2 For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from or comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

13.3 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

13.4 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

14. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

15. Notice. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS or Federal Express that has tracking capability. In the case of Executive, mailed notices will be addressed to him at the home address that he most recently communicated to the Company’s Human Resource department in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the Company’s Chairman of the Board with a copy to the Company’s chief legal officer. Notice may also be given through the official Company email address for the affected Party.

16. Representations of the Executive. The Executive represents and warrants to the Company that:

(a) The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound.

(b) The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

17. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

18. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CYNGN, INC.

By	/s/ Donald Alvarez
Name:	Donald Alvarez
Title:	Chief Financial Officer

EXECUTIVE

/s/ Lior Tal
Lior Tal